EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS FOURTH QUARTER

AND FISCAL 2014 FINANCIAL RESULTS

SOUTHPORT, CONNECTICUT, February 25, 2015--Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that for 2014 the Company had net sales of $544.5 million and fully diluted earnings of $1.95 per share, compared with net sales of $688.3 million and fully diluted earnings of $5.58 per share in 2013.

For the fourth quarter 2014, net sales were $122.6 million and the Company realized a fully diluted loss of $(0.77) per share. For the corresponding period in 2013, net sales were $181.9 million and fully diluted earnings were $1.33 per share.

In the fourth quarter of 2014, the Company recorded an expense of $41.0 million related to the termination and settlement of its defined benefit pension plans. Excluding this expense, 2014 net income was $64.0 million or $3.22 per share, and fourth quarter 2014 net income was $10.5 million or 53¢ per share. The cash requirement for the termination and settlement of the defined benefit pension plans was $7.5 million.

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The Company also announced today that its Board of Directors declared a dividend of 17¢ per share for the fourth quarter for shareholders of record as of March 13, 2015, payable on March 27, 2015. This dividend varies every quarter because the Company pays a percent of earnings rather than a fixed amount per share. This dividend is approximately 40% of net income. The pension plan termination expense was excluded when calculating this dividend.

Chief Executive Officer Michael O. Fifer made the following observations related to the Company’s 2014 performance:

•	The strong demand experienced in 2013 remained through the first quarter of 2014 and much of the second quarter of 2014. However, during the latter half of 2014 demand for our products declined significantly, as a result of the following:

•	the reduction in overall consumer demand,
•	high inventory levels at retail, which encouraged retailers to buy fewer firearms than they were selling, in an effort to reduce their inventories and generate cash,
•	aggressive price discounting by many of our competitors, and
•	the lack of significant new product introductions from the Company.

•	In 2014, sales to the independent distributors and the estimated sell-through of the Company’s products from the independent distributors to retailers decreased 21% and 20%, respectively, from 2013. The National Instant Criminal Background Check System (“NICS”) background checks (as adjusted by the National Shooting Sports Foundation) decreased 12% in 2014 from 2013.

•	Demand for higher-margin firearms accessories, especially magazines, which was very strong in 2013, softened in the first half of 2014 and then decreased significantly in the latter half of 2014.

•	Excluding the expense related to the termination of our defined benefit pension plans, in 2014 earnings decreased 42% and EBITDA decreased 36% from 2013. The main drivers of the reduced operating margins were:

•	reduced sales of firearms and firearms accessories,
•	the de-leveraging of fixed costs, including depreciation, indirect labor, engineering, and product development costs,
•	approximately $7 million of increased depreciation expense due to the reduction in the estimated useful lives of the Company’s capital assets, and
•	approximately $8 million of increased depreciation expense due to the $151 million of capital equipment purchases as the Company increased firearm sales from $144 million in 2007 to $679 million in 2013.

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•	New product introductions in 2014 included the AR-556 modern sporting rifle and the LC9s pistol. New products represented $89.4 million or 16% of firearm sales in 2014, compared to $195.8 million or 29% of firearms sales in 2013. New product sales include only major new products that were introduced in the past two years.

•	Cash generated from operations during 2014 was $55.6 million. At December 31, 2014, our cash totaled $9 million. Our current ratio is 2.0 to 1 and we have no debt.

•	In 2014, capital expenditures totaled $45.6 million, a decrease from $54.6 million in 2013. We expect our 2015 capital expenditures to total approximately $30 million.

•	In 2014, the Company returned $55.4 million to its shareholders through:

▪	the payment of $31.4 million of dividends, and
▪	the repurchase of 680,813 shares of our common stock in the open market at an average price of $35.22 per share, for a total of $24.0 million.

•	At December 31, 2014, stockholders’ equity was $185.5 million, which equates to a book value of $9.90 per share.

Today, the Company filed its Annual Report on Form 10-K. The financial statements included in this Annual Report on Form 10-K are attached to this press release.

Tomorrow, February 26, 2015, Sturm, Ruger will host a webcast at 9:00 a.m. ET to discuss the 2014 operating results. Interested parties can access the webcast at www.ruger.com/corporate or by dialing 877-415-3180, participant code 87093849.

The Annual Report on Form 10-K is available on the SEC website at www.sec.gov and the Ruger website at www.ruger.com/corporate. Investors are urged to read the complete Annual Report on Form 10-K to ensure that they have adequate information to make informed investment judgments.

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About Sturm, Ruger

Sturm, Ruger & Co., Inc. is one of the nation’s leading manufacturers of rugged, reliable firearms for the commercial sporting market. The only full-line manufacturer of American-made firearms, Ruger offers consumers over 400 variations of more than 30 product lines. For more than 60 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens,” echoes the importance of these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

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STURM, RUGER & COMPANY, INC.

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

December 31,	2014	2013

Assets
Current Assets
Cash and cash equivalents	$8,901	$55,064
Trade receivables, net	49,735	67,384

Gross inventories	89,017	64,199
Less LIFO reserve	(40,578)	(38,516)
Less excess and obsolescence reserve	(3,750)	(2,422)
Net inventories	44,689	23,261

Deferred income taxes	7,246	7,637
Prepaid expenses and other current assets	7,603	4,280
Total Current Assets	118,174	157,626

Property, Plant, and Equipment	288,236	250,127
Less allowances for depreciation	(177,575)	(149,099)
Net property, plant and equipment	110,661	101,028

Other assets	25,547	18,464
Total Assets	$254,382	$277,118

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STURM, RUGER & COMPANY, INC.

Consolidated Balance Sheets (Continued)

(Dollars in thousands, except per share data)

December 31,	2014	2013

Liabilities and Stockholders’ Equity
Current Liabilities
Trade accounts payable and accrued expenses	$36,150	$46,991
Product liability	641	971
Employee compensation and benefits	18,302	34,626
Workers’ compensation	5,133	5,339
Income taxes payable	156	239
Total Current Liabilities	60,382	88,166

Product liability	204	265
Deferred income taxes	8,334	9,601

Contingent liabilities	—	—

Stockholders’ Equity
Common stock, non-voting, par value $1: Authorized shares – 50,000; none issued
Common stock, par value $1: Authorized shares – 40,000,000 2014 – 23,717,321 issued, 18,737,074 outstanding 2013 – 23,647,350 issued, 19,347,916 outstanding	23,717	23,647
Additional paid-in capital	25,472	20,614
Retained earnings	198,159	192,088
Less: Treasury stock – at cost 2014 – 5,054,747 shares 2013 – 4,299,434 shares	(61,886)	(37,884)
Accumulated other comprehensive loss	—	(19,379)
Total Stockholders’ Equity	185,462	179,086
Total Liabilities and Stockholders’ Equity	$254,382	$277,118

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STURM, RUGER & COMPANY, INC.

Consolidated Statements of Income and Comprehensive Income

(In thousands, except per share data)

Year ended December 31,	2014	2013	2012

Net firearms sales	$542,267	$678,552	$484,933
Net castings sales	2,207	9,724	6,891
Total net sales	544,474	688,276	491,824

Cost of products sold	375,300	429,671	312,871

Gross profit	169,174	258,605	178,953

Operating Expenses:
Selling	44,550	48,706	38,363
General and administrative	28,899	35,394	29,231
Defined benefit pension plans settlement charge	40,999	—	—
Other operating (expenses), net	(1,612)	(401)	293
Total operating expenses	112,836	83,699	67,887

Operating income	56,338	174,906	111,066

Other income:
Royalty income	468	658	824
Interest income	2	4	34
Interest expense	(152)	(135)	(95)
Other income (expense), net	584	(201)	280
Total other income, net	902	326	1,043

Income before income taxes	57,240	175,232	112,109

Income taxes	18,612	63,960	41,480

Net income	38,628	111,272	70,629

Other comprehensive income (loss), net of tax:
Defined benefit pension plans	—	10,240	(2,077)

Comprehensive income	$38,628	$121,512	$68,552

Basic Earnings Per Share	$1.99	$5.76	$3.69

Fully Diluted Earnings Per Share	$1.95	$5.58	$3.60

Cash Dividends Per Share	$1.62	$2.12	$5.80

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STURM, RUGER & COMPANY, INC.

Consolidated Statements of Cash Flows

(In thousands)

Year ended December 31,	2014	2013	2012

Operating Activities
Net income	$38,628	$111,272	$70,629
Adjustments to reconcile net income to cash provided by operating activities:
Pension plan settlement charge	32,218	—	—
Depreciation and amortization	36,706	20,362	14,888
Stock-based compensation	5,647	5,288	4,718
Excess and obsolescence inventory reserve	1,347	693	761
Loss (gain) on sale of assets	(1)	1	(944)
Deferred income taxes	(12,015)	5,736	(1,480)
Impairment of assets	178	911	1,134
Changes in operating assets and liabilities:
Trade receivables	17,649	(24,366)	(793)
Inventories	(22,775)	(7,945)	(6,553)
Trade accounts payable and accrued expenses	(11,047)	9,231	9,908
Employee compensation and benefits	(17,435)	17,897	(4,345)
Product liability	(391)	179	(689)
Prepaid expenses, other assets and other liabilities	(13,075)	(19,340)	(321)
Income taxes payable	(83)	(250)	272
Cash provided by operating activities	55,551	119,669	87,185

Investing Activities
Property, plant, and equipment additions	(45,571)	(54,616)	(27,282)
Purchases of short-term investments	—	—	(59,966)
Proceeds from sales or maturities of short-term investments	—	—	59,966
Net proceeds from sale of assets	24	233	1,003
Cash used for investing activities	(45,547)	(54,383)	(26,279)

Financing Activities
Dividends paid	(31,446)	(41,079)	(111,523)
Tax benefit from exercise of stock options	1,621	2,302	3,474
Repurchase of common stock	(24,002)	—	—
Payment of employee withholding tax related to share- based compensation	(2,363)	(2,423)	(3,083)
Proceeds from exercise of stock options	23	—	148
Cash used for financing activities	(56,167)	(41,200)	(110,984)

Increase (decrease) in cash and cash equivalents	(46,163)	24,086	(50,078)
Cash and cash equivalents at beginning of year	55,064	30,978	81,056
Cash and cash equivalents at end of year	$8,901	$55,064	$30,978

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Non-GAAP Financial Measure

In an effort to provide investors with additional information regarding its results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and one non-GAAP financial measure, EBITDA, which management believes provides useful information to investors. This non-GAAP measure may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measure should be considered in addition to, and not in lieu of, GAAP financial measures. The Company believes that EBITDA is useful to understanding its operating results and the ongoing performance of its underlying business, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability. The Company believes that this reporting provides better transparency and comparability to its operating results. The Company uses both GAAP and non-GAAP financial measures to evaluate the Company’s financial performance.

Non-GAAP Reconciliation – EBITDA

EBITDA

(Unaudited, dollars in thousands)

Year ended December 31,	2014	2013

Net income	$38,628	$111,272

Income tax expense	18,612	63,960
Depreciation and amortization expense	36,706	20,362
Interest expense	152	135
Interest income	(2)	(4)
Pension plan termination expense, net of cash payment	32,218	—
EBITDA	$126,314	$195,725

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates this by adding the amount of interest expense, income tax expense and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income to arrive at EBITDA. The Company’s EBITDA calculation also excludes any one-time non-cash, non-operating expense, such as the pension plan termination expense.

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